EXHIBIT (10)Q



CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR ALL BRACKETED
PORTIONS OF THIS EXHIBIT AND SUCH PORTIONS HAVE BEEN OMITTED AND
FILED SEPARATELY WITH THE COMMISSION




ASSET PURCHASE AND SALE AGREEMENT


among


AGRI-PRODUCTS SPECIAL MARKETS, INC.


and


ARMOR ALL PRODUCTS CORPORATION

                ASSET PURCHASE AND SALE AGREEMENT


     This Asset Purchase and Sale Agreement ("Agreement"), dated as of January 26, 1994, among AGRI-PRODUCTS SPECIAL MARKETS, INC., a Florida corporation ("Seller") and a majority-owned subsidiary of AGRI-PRODUCTS, INC., a Florida corporation ("API"), and ARMOR ALL PRODUCTS CORPORATION, a Delaware corporation ("Pur-chaser").

     WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller, on the terms and for the consideration hereinafter provided, substantially all of the assets and business of Seller comprising the E-Z D-(r) and E-Z Deck Wash-(r) brand deck and other home surfaces wash/cleaner business as heretofore conducted by Seller (the "Business");

     NOW, THEREFORE, in consideration of the mutual premises and agreements contained in this Agreement, the parties agree as follows:

1.   PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions contained in this Agreement, and, except as excluded by Section 1.2, Purchaser shall purchase from Seller and Seller shall sell, convey, assign, transfer and deliver to Purchaser, the following assets, properties and rights of Seller related to the Business (collectively, the "Acquired Assets"), as the same exist as of the Closing Date (as hereafter defined):

            (a) Inventories. All saleable inventories of E-Z D-(r) and E-Z Deck Wash-(r) brand home surface care products listed on Schedule 1.1-A (the "Products") that are actually on hand as of the Closing Date, whether within Seller's warehouse or any public warehouse utilized by Seller, at packagers' facilities or warehouses, on trucks or on consignment at customers' locations; all useable inventory of parts, labels, raw materials, unfinished goods in-process and testing materials; and all advertising, promotional and sales materials, including materials reflecting price and promotional terms (the "Inventories").

            (b) Fixed Assets. Seller's equipment and furniture listed on Schedule 2.14 and utilized for trade shows (the "Fixed
Assets").

            (c) Books and Records. All books, papers and records in Seller's care, custody, or control, including, without limitation, the following: product specifications, customer files, data and billing records, and marketing program and sales records; all records related to the selection, clearance, first usage, registration, opposition and cancellation of trademarks; toxicity and product general health and safety information; environmental control records; market research and development project reports and records; personnel records with regard to Hired Employees (as defined in Section 9.7); and evaluation records relating to competitors.

            (d) Patents and Trademarks and Other Intellectual Property. All patents, trademarks, copyrights, trade secrets, inventions, technology, ideas and know-how, and all registrations, applications and other rights related to the foregoing and listed in Schedule 2.13, and all capitalized legal expenses with respect thereto (the "Intellectual Property").

            (e) Prepaid Expenses. All of Seller's deposits and prepaid expenses related to trade shows and listed in Schedule
2.11 (the "Prepaid Expenses").

            (f) Other Intangibles. The following intangible assets to the extent transferable (the "Intangible Assets"):

                 (i) supplier contracts, purchase orders and rights; quotations and bids; customer contracts, purchase orders and rights; manufacturing, sales, distribution and service agreements; promotional contracts; the Covenant Not to Compete (as defined in Section 2.18); and any other contracts and agreements related to the Business as listed in Schedule 1.1-F (the "Assigned Contracts");

                 (ii) claims, interests and rights with respect to the Acquired Assets (including rights against suppliers under warranties);

                 (iii) customer and supplier lists together with the goodwill associated therewith; and
                        Seller's means of distribution utilized
                        in the Business; and

                 (iv)   licenses, permits, filings,
                        authorizations, consents or approvals, as issued by any governmental branch, department, commission, board, bureau, agency or other instrumentality, to the extent transferable.

     1.2 Excluded Assets. Notwithstanding anything, express or implied, to the contrary contained in Section 1.1, Schedule
1.2 describes certain properties, assets, and rights which are excluded from the Acquired Assets (the "Excluded Assets").

     1.3    Assumption of Liabilities.

            (a) Subject to the terms and conditions of this Agreement, effective as of and contingent upon the Closing, Purchaser shall assume, pay and perform the following liabilities or obligations arising out of the conduct of the Business and no other liabilities or obligations:

                 (i) accrued, unpaid trade payables related to Inventory as of the Closing Date related to operations of the Business incurred in the ordinary course of business and set forth or reserved against on the Schedule of Net Assets (as defined in Section 1.5);

                 (ii) obligations of Seller under the Assigned Contracts which have not become due for performance at the Closing Date but not any additional liability or obligation of Seller (x) which results or arises from a breach by Seller of any representation, warranty or agreement contained in such Assigned Contracts or (y) any additional liability or obligation resulting from a default by Seller prior to the Closing Date under such Assigned Contracts; and

                 (iii)  obligations of Seller assumed in this
                        Agreement.

Nothing in this Section 1.3, however, shall restrain or limit
Purchaser from contesting or asserting defenses against third parties with respect to any such liabilities or obligations subject to Section 9.1(c)(ii).

            (b) Without limiting the generality of Section 1.3(a) hereof, and regardless of whether any of the following may be disclosed to Purchaser pursuant to Section 2 hereof or whether Purchaser may otherwise have knowledge of the same, Purchaser shall not assume, and Seller shall retain sole responsibility for any claim, liability, potential liability or obligation:

                 (i)    relating to environmental, health and
                        safety matters arising or resulting from any activity or omission of Seller prior to the Closing Date, including but not limited to, any liability of Seller as a generator of Hazardous Material (as defined below), an owner or operator of a facility at the time of disposal or release of a Hazardous Material, or as one who transported to, or arranged for treatment or disposal of, Hazardous Material at a facility. As used herein the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any state or local government authority in a state or locality in which Seller is doing or has done business or by the United States Government, including, without limitation, any material or substance which is (1) petroleum, (2) asbestos, (3) designated as a "hazardous substance" under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1317, (4) defined as a "hazardous waste" under Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or (5) defined as a "hazardous substance" under Section 101 of the Comprehensive Environmental Response,
                        Compensation and Liability Act, 42 U.S.C.
                        Section 9601 et seq., as amended;

                 (ii)   for federal, state or local taxes of
                        Seller based on or measured by net
                        income, or any interest, penalties or
                        additions to tax with respect thereto
                        (including without limitation any tax
                        liability of Seller arising out of or
                        resulting from the consummation of the
                        transactions contemplated hereby);

                 (iii)  resulting from matters which are the
                        subject of any lawsuits, proceedings or
                        claims, whether or not listed or
                        described on Seller's Disclosure Schedule
                        (as hereafter defined) and arising or
                        resulting from matters occurring prior to the Closing Date;

                 (iv)   arising out of, based upon or resulting
                        from the conduct of any business of
                        Seller other than the acquired Business;

                 (v) arising out of or based upon claims of negligence, breach of warranty, consumer product labeling violation or product liability in respect of products manufactured by James Austin Company ("Austin");

                 (vi)   respecting accrued or future benefits
                        under any Employee Plans (as hereafter
                        defined), whether or not any employees of Seller, or workers leased by the Corporation, are offered employment by, or become employees of, Purchaser. As used herein, the term "Employee Plan" includes all present and prior (including terminated and transferred) plans, programs, agreements, arrangements, and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Corporation, or workers leased by the Corporation, or to any other person who provides services to the Corporation, whether or not such plan or plans, programs, agreements, arrange-ments, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the IRC. The term Employee Plan includes, but is not limited to, pension, retire-ment, profit sharing, stock option, stock bonus and nonqualified deferred compen-sation plans. The term Employee Plan also includes, but is not limited to, disability, medical, dental, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits, and fringe benefits. The term Employee Plan also includes any employee plan that is a multiemployer plan as defined in Section 3(37) of ERISA. For purposes of this Section 1.3(b)(vi), the term "Corporation" means Seller, any member of a controlled group (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "IRC")) of which Seller is a member, all trades or businesses under common control (within the meaning of IRC Section 414(c)) of which Seller is a member, and all affiliated service groups (within the meaning of IRC Section 414(m)) of which Seller is a member.

                 (vii) any other obligation related to Seller's employment of Seller's employees or to hire employees of Seller, or Seller's agreement to lease employees. Seller shall be solely responsible for and shall satisfy all of Seller's obligations to its employees and workers leased by the Corporation on account of their relationship with Seller, including, without limitation, any liability for employment agreements, accrued wages (including salaries and commissions), severance benefits, "COBRA" benefits, vacation pay, pension and profit sharing contributions, seniority rights or other forms of benefits of any type or nature on account of said person's relationship with Seller.

The liabilities retained and/or assumed by Seller under this
Section 1.3(b) are hereinafter referred to collectively as the "Retained Liabilities".

     1.4 Purchase Price. The purchase price (the "Purchase Price") for the Acquired Assets to be acquired by Purchaser pursuant to this Agreement shall be an amount equal to the sum of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) plus the "Net Asset Amount" reflected on the Final Schedule of Net Assets (as defined in Section 1.5). Purchaser and Seller agree that the Estimated Purchase Price shall be allocated in accor-dance with Schedule 1.4. The allocation, as adjusted, will be used by the parties for all tax purposes, including, but not limited to, any reporting form, such as Form 8594 (Asset Acquisition Statement under Section 1060) and will be agreed upon in connection with Section 1.5(c).

     1.5    Payment of Purchase Price.

            (a)  Seller and Purchaser have cooperated in
preparing an Estimated Schedule of Net Assets (the "Estimated Schedule of Net Assets"), a copy of which is attached hereto as
Schedule 1.5-A, on which basis Purchaser shall make the Closing Payment (as hereafter defined). The Estimated Schedule of Net Assets shall reflect an estimated net asset amount (the "Estimated Net Asset Amount") determined in accordance with the accounting policies described in the Valuation Memorandum attached hereto as Schedule 1.5-B (the "Accounting Policies").
On the Closing Date, Seller shall pay to Purchaser, by wire transfer, bank draft or cashier's check, the amount of $5,090,000 ($5,250,000 less $160,000) plus fifty percent (50%) of the Estimated Net Asset Amount (the "Closing Payment"). The amount of $160,000 (the "Six-month Holdback"), representing the balance of the Purchase Price, shall be paid by Purchaser to Seller six
(6) months following the Closing Date, subject to Purchaser's right of setoff provided in Section 9.5.

            (b) Immediately following the Closing on the Closing Date, Seller will conduct a physical count of the Inventories utilizing Seller's personnel. Purchaser's personnel may observe the conduct of the physical count of the Inventories and may otherwise review the work done (including, without limitation, any relevant work papers) during the preparation of a final schedule of net assets (the "Final Schedule of Net Assets"). Seller shall prepare and submit to Purchaser the Final Schedule of Net Assets as soon as practicable but no later than five (5) days following the Closing, reflecting the Net Asset Amount determined in accordance with the Accounting Policies.

            (c) In the event that Purchaser does not agree with the Final Schedule of Net Assets, within five (5) days of receipt of Seller's Final Schedule of Net Assets, Purchaser shall give Seller a "Dispute Notice" setting forth in reasonable detail the basis of its disagreement, and Purchaser and Seller shall, within twenty (20) days after receipt by Seller of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the Final Schedule of Net Assets. In the event that Seller and Purchaser are unable to resolve any such Dispute within the twenty-day resolution period, then a qualified principal of the certified public accounting firm of Price Waterhouse, Atlanta office, or such other accounting firm or office as may be mutually agreed upon (the "Arbitrator") shall be employed as arbitrator hereunder to settle such dispute as soon as practicable. The parties hereto shall give the Arbitrator access to all documents, facilities and personnel within their respective control necessary to perform its function as arbitrator. The parties agree that the Arbitrator shall decide only matters involving differences as to the application of the Accounting Policies, and not any non-accounting matters involving the construction or interpretation of this Agreement. Any arbitration pursuant to this Section 1.5(c) shall be conducted exclusively in Atlanta, Georgia. The arbitrator shall render a decision within thirty (30) days from submission of all facts by both parties.

            (d)  (i)    In the event that the Net Asset Amount on
                        the Final Schedule of Net Assets is equal to the Estimated Net Asset Amount,
                        Purchaser shall pay Seller the unpaid
                        balance of the Estimated Net Asset Amount not paid at the Closing (the "Asset
                        Holdback Amount").  In case the Net Asset
                        Amount on the Final Schedule of Net
                        Assets is not equal to the Estimated Net
                        Asset Amount, a payment including an
                        adjustment of this difference shall be
                        made by one party to the other, as
                        follows:

                        (1)  In case the Net Asset Amount is
                             greater than the Estimated Net Asset
                             Amount, an amount equal to the
                             excess of the Net Asset Amount over
                             the Estimated Net Asset Amount plus
                             the Asset Holdback Amount shall be
                             paid by Purchaser to Seller;

                        (2)  In case the Net Asset Amount is
                             greater than the Asset Holdback
                             Amount but lower than the Estimated
                             Net Asset Amount, an amount equal to
                             the Net Asset Amount less 50% of the
                             Estimated Net Asset Amount shall be
                             paid by Purchaser to Seller; and

                        (3)  In case the Net Asset Amount is
                             lower than the Asset Holdback
                             Amount, an amount equal to 50% of
                             the Estimated Net Asset Amount less
                             the Net Asset Amount shall be paid
                             by Seller to Purchaser.

                 (ii)   All payments pursuant to this Section
                        1.5(d) will be made within five (5) days of agreement thereon.

     1.6 Transfer of the Purchased Assets. Seller shall deliver to Purchaser, where necessary, consents authorizing the transfer and assignment by Seller to Purchaser of all the Acquired Assets. Without limiting any other rights of Purchaser under this Agreement, to the extent any of the Acquired Assets are not assignable to Purchaser or if any necessary consent to such assignment shall not have been obtained by Seller, Seller shall hold in trust for the benefit of Purchaser all Seller's right, title and interest to such Acquired Asset and, insofar as permissible, from time to time assign such interest to Purchaser. Purchaser and Seller shall cooperate in any reasonable arrangement to the end that Purchaser shall be provided the use and benefits of such Acquired Asset, provided Purchaser has assumed all liabilities and obligations related thereto as if they had been assigned. Nothing in this Section 1.6, however, shall release Seller from its obligation to defend, indemnify and hold Purchaser harmless from any loss, liability or damage suffered by Purchaser resulting from any failure by Seller to transfer and assign the Acquired Assets as required by this Agreement. This Agreement shall not constitute an agreement to assign any Acquired Asset if the attempted assignment thereof would constitute a breach thereof.

     1.7    Non Compete Agreements.  At the Closing, API, Timothy
B. Dutcher, Kenneth L. Ellis and H. Ross Arnold III, each being a direct or indirect substantial shareholder of Seller (the "Substantial Shareholders") shall each enter into a covenant not to compete agreement (the "Non Compete Agreements") with Purchaser in the form attached hereto as Exhibits G, H, I and M. In consideration thereof, Seller shall pay by wire transfer, bank draft , or cashier's check at the Closing, the following respective amounts to the following persons:

            (a)  Timothy B. Dutcher. . . . . . . . . .$   250,000

            (b)  Kenneth L. Ellis  . . . . . . . . . .$ 1,000,000

            (c)  H. Ross Arnold III. . . . . . . . . .$ 1,000,000


2.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed or excepted in the schedules delivered concurrently with the execution and delivery of this Agreement and made a part hereof (collectively, the "Disclosure Schedule"), and as a material inducement to Purchaser to enter into and perform its obligations under this Agreement, Seller represents and warrants to Purchaser that as of the date hereof:

     2.1 Authorization; Enforceability of Agreement. Seller has full corporate right and power to enter into this Agreement and to carry out the transactions contemplated hereby; the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Seller; and this Agreement is the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms except as the enforceability thereof may be limited by general principles of equity and by bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Seller may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice to or from any person, other than consents, approvals, authorizations or waivers which have been, or prior to the Closing Date will be, obtained and on the Closing Date will be in full force and effect, and such notices which have been or prior to the Closing Date will be duly given.

     2.2 Organization; Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is qualified to transact Business as a foreign corporation and is in good standing in each jurisdiction where the Seller does business, owns property or is otherwise required by law to be so qualified except for those jurisdictions in which the absence of such qualification would not have a material adverse effect on the Acquired Assets or Business. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Seller has heretofore delivered to Purchaser complete and correct copies of Seller's corporate charter and bylaws, as amended and in effect on the date hereof.

     2.3 No Conflict. The transactions contemplated by this Agreement will not violate in any material respect or be in conflict with, in any material respect, (a) any existing provision of applicable law, or any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, or (b) any existing provision of the Articles of Incorporation or Bylaws of the Seller, nor will those transactions as of the Closing Date (i) in any material respect, violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material agreement or other instrument to which Seller is a party or by which the Seller or the Business is bound, or (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the Acquired Assets.

     2.4 Title to the Acquired Assets. Seller has good and marketable title to all the Acquired Assets. Except as set forth in the Disclosure Schedule, all the Acquired Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or other restrictions. Except as set forth in the Disclosure Schedule, neither any officer, director, employee or independent contractor of Seller, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the Intellectual Property.

     2.5    Litigation and Claims; Compliance with Law.

            (a) Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, claim or investigation in any court or arbitration or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, pending or, to the best knowledge of Seller, threatened against Seller which could adversely affect the Business or the Acquired Assets or their condition (financial or otherwise), earnings, business assets, properties, liabilities, operations or prospects or the transactions contemplated by this Agreement; and there is no factual or legal basis which could give rise in the future to the pendency or threat of any such action, suit, proceeding, claim or investigation which would adversely affect any of the same. Seller has provided Purchaser with true, accurate and complete copies of all correspondence, memoranda and notifications concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of the Business. Seller has not experienced any single paid claim or series of paid claims aggregating more than $8,000 during each of calendar years 1992 and 1993 with respect to any allegedly defective, damaged or unsatisfactory E-Z Deck Wash-(r) or E-Z D-(r) brand product, nor, to Seller's knowledge, are there any outstanding unpaid claims greater than $10,000. Any matters set forth in the Disclosure Schedule, if decided adversely to Seller, are not reasonably expected by Seller to result in an adverse change in the earnings, business, assets, or condition (financial or other), operations or prospects of the Business or Seller. Seller is not presently engaged in any legal action to recover monies due to it or damages sustained by it in connection with the conduct of the Business.

            (b) The Business has been conducted, and the Acquired Assets operated, in compliance in all material respects with all laws, ordinances, regulations, rules and court orders or decrees applicable thereto (including, but not limited to, all environmental protection laws and laws regulating the labeling of consumer products) and Seller has duly filed all reports required to be filed by it with governmental authorities and has obtained all governmental consents, approvals and authorizations, which, if not obtained or filed, would have a material adverse effect on the Business or operation of the Acquired Assets and there are no such governmental licenses, permits, authorizations, consents and approvals. The Business is not conducted under any restriction imposed upon Seller but not generally imposed upon other persons conducting similar businesses or operating similar assets for similar purposes by any zoning, antipollution, health or other law, ordinance, regulation, restrictive covenant, injunction or decree.

     2.6 Financial Information. Seller's books and records are correct and complete, reflect fairly the income, expenses, assets and liabilities of the Business and provide a fair basis for the preparation of Seller's financial statements of the Business. Seller has heretofore furnished to Purchaser the unaudited balance sheets of the Business as of November 30, 1993, and the audited balance sheets of the Business as of July 31, 1993 and 1992, and the related statements of income for the four
(4) months and the fiscal year, respectively, ended on such dates (collectively, the "Financial Statements"). The Financial Statements, copies of which are attached as Schedule 2.6, are in agreement with Seller's books and records and present fairly Seller's financial position at the respective dates of such balance sheets, present fairly the results of operations for the respective periods covered, and have been prepared on a consistent basis throughout the periods involved.

     2.7 Product Warranties; Advertising Claims; Labeling. Except as set forth in the Disclosure Schedule and for warranties implied by law, there are no express product or service warranties granted by Seller applicable to the E-Z Deck Wash-(r) or E-Z D-(r) brand home surface care products or the Business. All product claims and other statements which currently appear in Seller's advertising and promotional materials or on product packaging and labeling are true and correct. All such material claims are supported by laboratory test results, copies of which have been furnished to Purchaser.

     2.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since November 30, 1993, the Business has been operated only in the ordinary course and, without limiting the generality of the foregoing, Seller has not with respect to the Business:

            (a) Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contract, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

            (b) Executed, created, amended or terminated any contract, agreement or license to which it is a party or by which its properties are bound, except in the ordinary course of business;

            (c) Waived or released any right or claim or canceled any debts or claims or voluntarily suffered any extraordinary losses;

            (d) Paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in the balance sheet dated November 30, 1993 in the Financial Statements, and current liabilities incurred since said date in the ordinary and usual course of its business;

            (e)  Had any material adverse change in its condition
(financial or otherwise), earnings, business, assets, properties, liabilities, operations or prospects;

            (f) Received notice that any customer or group of customers which individually or in the aggregate represented more than $20,000 in annual revenues during the preceding calendar year will no longer be doing business with Seller;

            (g) Mortgaged, pledged, otherwise encumbered or subjected to lien any of the Acquired Assets, tangible or intangible;

            (h) Sold, assigned, transferred, conveyed, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of business, or discontinued any material product line or the manufacture, sale or other disposition of any of its products or services;

            (i) Changed its accounting principles, methods, practices regarding significant estimates (including, without limitation, any change in depreciation or amortization policies or rates), except as set forth in the Accounting Policies, or revalued any of its assets;

            (j) Had any other event of any character that has or is reasonably expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects of the Business or the Acquired Assets; or

            (k) Agreed, committed or entered into any other understanding to do any of the things described in the preceding subsections (a) through (j).

     2.9 Taxes. Except as set forth in the Disclosure Schedule, Seller has, or on or before the Closing Date will have, paid and discharged all material federal, state, local and foreign taxes, interest, penalties, additions to tax or other amounts required to be paid on or before the Closing Date, and Seller has, or prior to the Closing Date will have, duly, accurately and completely prepared and filed all such tax reports and returns required to be filed by Seller on or before the Closing Date. Seller has not received notice of any tax deficiency or proposed tax deficiency. Seller has not executed any waiver of any statute of limitations on the assessment or collection of any tax or filed with the Internal Revenue Service or any other taxing authority or executed any agreement now in effect extending the period for assessment or collection of any taxes. There are no tax liens upon, pending against or, to the best knowledge of Seller, threatened against any of the Acquired Assets.

     2.10 Inventories. Schedule 1.1-A lists all of the products of Seller's Business. Schedule 2.10 contains a summary by class of items included in the Inventories as of November 30, 1993 to be sold to Purchaser pursuant to Section 1.1. The Inventories consist of items of good and merchantable quality and quantity, free from defects, and usable and saleable in the normal course of business within six (6) months at present levels of Business operations, and include all Inventories utilized primarily in the Business except for obsolete and slow-moving items and materials below standard quality which have been written down on Seller's books in accordance with the Accounting Policies and which are not being purchased by Purchaser (the "Excluded Inventories"). All items included in such Inventories are owned by Seller. No items included in the Inventories bear a label, coupon or other consumer incentive which entitles the purchaser at retail ("Consumer") to a rebate or any other thing of value. No items included in the Inventories have been pledged as collateral or are held by Seller on consignment from others. Seller is not under any obligation with respect to the return of inventory or products in the possession of others. All Inventories are based on quantities determined by physical count on November 30, 1993 and are valued at the lower of cost (first-in, first-out) or market and on a basis consistent with that of prior periods.

     2.11 Prepaid Expenses. Schedule 2.11 contains an accurate list of Prepaid Expenses. The Prepaid Expenses arose from bona fide transactions in the ordinary course of business and are not and will not be subject to any counterclaims or setoffs.

     2.12   Contracts.

            (a) Schedule 2.12 lists all Assigned Contracts that are not freely cancelable on 30 days' notice without cause and that are to be assigned to Purchaser pursuant to Section 1.1. Seller has previously provided to Purchaser a true and complete copy of all Assigned Contracts.

            (b) Each Assigned Contract is valid and in full force and effect and constitutes the legal, valid and binding obligation of Seller and the other party or parties thereto; there are no existing material defaults thereunder, and no material event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default thereunder. No material default exists or will exist under any of the Assigned Contracts as a result of the execution and delivery or performance of this Agreement. The Disclosure Schedule lists any Assigned Contract which (i) is in excess of the normal, ordinary and usual requirements of the Business as conducted by Seller or at an excessive term or price; (ii) is not cancelable following the Closing on 90 days' notice or less and without liability, penalty or premium; (iii) restricts Seller from carrying on the Business anywhere in the world; (iv) contains a power-of-attorney; or (v) except for orders in process from customers or to suppliers entered in the ordinary course of business in arms-length transactions, involves the payment by any party to such Assigned Contract over the term thereof of more than $10,000 for any single contract or $50,000 in the aggregate for all such contracts.

     2.13   Intellectual Property; Intangible Assets.

            (a) Schedule 2.13 sets forth a true and complete list of all Intellectual Property to be assigned to Purchaser pursuant to Section 1.1.

            (b) Seller is the record owner of the Intellectual Property and Intangible Assets. Except as set forth in the Disclosure Schedule, all Intellectual Property and Intangible Assets are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Purchaser's exclusive right to use such Intellectual Property and Intangible Assets in the manner in which they are now used by Seller. Except as set forth in the Disclosure Schedule, no claim by third parties with regard to any Intellectual Property and Intangible Assets is pending or threatened, nor, to Seller's knowledge, is there any basis for any such claim. To Seller's knowledge, none of the Intellectual Property and Intangible Assets is being used or infringed by others. Except as set forth in the Disclosure Schedule there are no licenses or sublicense agreements now in effect regarding the Intellectual Property or Intangible Assets.

     2.14 Fixed Assets. Schedule 2.14 contains a complete list by type, location and book value of all Fixed Assets to be assigned to Purchaser pursuant to Section 1.1. Except as stated in the Disclosure Schedule, all Fixed Assets are in good condition and repair and no Fixed Asset used by Seller in connec-tion with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

     2.15   Labor Matters; Employees.

            (a) Except as set forth in the Disclosure Schedule, Seller has no employees, nor any obligation to employ or engage any agent, consultant, employee, officer, director or shareholder, or to provide bonuses or other current cash compensation. Except as disclosed in the Disclosure Schedule, Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups, nor is Seller currently engaged in any labor negotiations excepting minor grievances not involving any employee organization or group, nor is Seller the subject of any union organization effort. There is no actual pending or threatened labor dispute, strike or work stoppage affecting the Business.

            (b) Schedule 2.15-B(1) contains a true and complete list of the names of all of Seller's leased employees and contract workers utilized in the Business employees as of December 31, 1993.

            (c) Seller has complied with all applicable federal and state laws relating to the employment of labor, including but not limited to, the provisions thereof relating to equal employment opportunity, wages, hours and the payment of social security taxes, and is not liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

            (d)  Seller has fewer than fifty (50) leased
employees utilized in connection with the Business and therefore Seller does not intend to serve notice in advance of the Closing Date pursuant to The Worker Adjustment and Retraining Notification Act ("WARN") 102 Stat. 890, 29 U.S.C. Subparagraph 2102 et seq. (1988). There are no similar statutes under state or local law relating to employees, former employees or leased employees, of Seller affected by the purchase and sale of the Acquired Assets and Business.

     2.16   Customer Commitments; Sales Matters.

            (a) Except as set forth in the Disclosure Schedule, Seller has not granted any customer payment terms in excess of 30 days and/or cash discounts in excess of 2 percent. Except as set forth in the Disclosure Schedule, Seller is not under any obligation to any of its customers with respect to any rebate or other consumer promotional program or for the payment of any discount, rebate, advertising or promotional allowance or any other similar consideration or promotional allowance. Schedule 2.16-A contains copies of each of Seller's marketing and sales incentive programs relating to customers. Except as set forth in the Disclosure Schedules, Seller is not under any obligation with respect to any outstanding consumer rebate or coupon programs.

            (b)  Schedule 2.16-B sets forth information,
organized by customer, as to all sales of inventory made by Seller during its fiscal year ended July 31, 1993, and for the five (5)-month period ended December 31, 1993, for all customers to whom sales, in the aggregate, exceeded ninety percent (90%) of Seller's total sales for the respective period. Said information is true, complete and correct in all material respects. Seller has no information, nor is it aware of any facts, indicating that any of such customers intends to cease doing business with Seller or alter the amount of the business that it is presently doing with Seller.

     2.17 Brokers. Other than fees to Quest Capital Corp., Seller has not incurred, nor will it incur, nor has it caused, nor will it cause, Purchaser to incur, any liability to any person for brokerage or finder's fees or agent's commissions in connection with this Agreement and the transactions contemplated hereby.

     2.18 Related Party Disclosures. Seller has disclosed all material facts concerning this Agreement to Mr. Timothy B. Dutcher, a minority shareholder of Seller, and to all of the parties other than Seller to that certain Agreement entitled "Covenant Not to Compete" dated March 12, 1992 (the "Covenant Not to Compete), such parties being Messrs. G. Todd Taylor, R. M. Saunders, Charlie Aycock and W. Mark Spence who are hereinafter collectively referred to as the "Covenantors."

     2.19 Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Seller in this Agreement and the schedules thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller that as of the date hereof:

     3.1    Authorization, Enforceability of Agreement.
Purchaser has full corporate right and power to enter into this Agreement and to carry out the transactions contemplated hereby; the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Purchaser; and this Agreement is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by general principles of equity and by bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Purchaser may execute, deliver and perform this Agreement without the necessity of obtaining any governmental or other consent, approval, authorization or waiver or giving any notice to or from any person, other than consents, approvals, authorizations or waivers which have been, or prior to the Closing Date will be, obtained and on the Closing Date will be in full force and effect, and such notices which have been or prior to the Closing Date will be duly given.

     3.2 Organization; Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

     3.3 No Conflict. The transactions contemplated by this Agreement will not violate in any material respect or be in conflict with, in any material respect, (a) any existing provision of applicable law, or any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, or (b) any existing provision of the Articles of Incorporation or Bylaws of the Purchaser, nor will those transactions as of the Closing Date in any material respect, violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material agreement or other instrument to which Purchaser is a party or by which the Purchaser or the Business is bound.

     3.4 Litigation and Claim. There is no action, suit, proceeding, claim or investigation in any court or arbitration or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, pending or, to the best knowledge of Purchaser, threatened against Purchaser which could materially adversely affect the consummation of the transactions contemplated by this Agreement.

     3.5 Brokers. Purchaser has not incurred, nor will it incur, nor has it caused, nor will it cause, Purchaser to incur, any liability to any person for brokerage or finder's fees or agent's commissions in connection with this Agreement and the transactions contemplated hereby.

     3.6 Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Purchaser in this Agreement and the schedules thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


4.   COVENANTS OF SELLER

     Seller agrees that, except as otherwise agreed in writing by Purchaser, from the date hereof to the Closing Date:

     4.1 Access to Information. Seller, upon reasonable notice, shall (a) give or cause to be given to Purchaser and to its accountants, counsel and other representatives, during regular business hours access to all of the properties, documents and records of Seller related to the Business, and (b) provide or cause to be provided to Purchaser at its expense such copies or extracts of Seller's documents and records related to the Business as Purchaser may request.

     4.2 Conduct of Business in Normal Course. Seller shall carry on the Business and its activities lawfully, diligently and in the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of pur-chase, sale, lease, management, accounting or operation that will vary from the methods used by Seller as of the date of this Agreement, and, without limiting the generality of the foregoing, Seller agrees to undertake collection of Accounts Receivable only as consistent with past practices.

     4.3 Consents and Notices. Seller will obtain, and Purchaser will use its best efforts to cooperate with and assist Seller in obtaining, all consents, waivers, amendments, modifications, approvals, authorizations, permits and licenses of third parties, and governmental and regulatory authorities, if any, which may be necessary to effectuate this Agreement and to transfer the Acquired Assets to Purchaser. Seller shall give all notices to third parties (with copies to Purchaser) required to be given by it in contemplation and as a result of the transactions contemplated under this Agreement.

     4.4 Preservation of Business and Relationships. Seller shall, without making any commitments on behalf of Purchaser, preserve its business organization intact, and use its best efforts to keep available its present employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

     4.5 Maintenance of Insurance. Seller shall continue to carry its existing insurance.

     4.6 Leased Employees and Compensation. Seller shall not do, or agree to do, any of the following acts: (i) make any change in salaries payable; or (ii) change benefits payable under any bonus or pension plan or other contract or commitment.
Seller shall permit Purchaser to contact its leased employees at all reasonable times for the purpose of discussing with such leased employees prospective employment by Purchaser on or after the Closing Date, and Seller shall use its best efforts to encourage all leased employees to accept any employment offered by Purchaser pursuant to Section 9.7. Seller shall seek from each leased employee of Seller listed on Schedule 4.6 a severance agreement, containing proprietary information and confidentiality covenants in the form of Exhibit L (the "Severance Agreements").

     4.7 New Transactions. Seller shall not enter into any contract, commitment, or transaction related to the Business not in the usual and ordinary course of business without first obtaining Purchaser's prior written consent.

     4.8 No-shop Agreement. Seller will not sell, or place on the market for sale to any person or entity other than Purchaser, the Business or the stock or assets comprising the Business, nor shall Seller solicit, encourage or respond to, directly or indirectly, any inquiries, discussions or proposals for, or provide any person or entity with information relating to, the sale of the Business or the stock or assets comprising the Business.

     4.9 Certain Accounts. Seller will settle all outstanding accounts receivable, payable and credit issues with [----], and [----] at or before Closing, and with [----] within two (2) business days following Closing.

     4.10 Related Party Obligations. Seller will comply fully with all of the provisions of Section 4 of the Covenant Not to Compete and will satisfy all obligations to Mr. Dutcher and the Covenantors.

     4.11 Certain Tax Matters. Seller will make a federal tax deposit with an authorized federal depository in the amount of $15,000. At the Closing, Seller shall furnish a copy of the related deposit coupon referencing Fiscal 1993 taxes and a receipt from the depository institution.

     4.12 Representations and Warranties True at Closing. Seller agrees that, except as otherwise agreed in writing by Purchaser, from the date hereof until the Closing Date, Seller shall assure that all representations and warranties of Seller set forth in this Agreement and in any schedules attached hereto will also be true and correct in all material respects as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met. In the event that there exists or occurs any condition which would make untrue any representation or warranty herein made by Seller, Seller shall promptly give Purchaser notice of the existence or occurrence of such condition; provided, however, no such notice shall relieve Seller of its obligations hereunder.


5.   COVENANTS OF PURCHASER

     Purchaser agrees that, except as otherwise agreed in writing by Seller, from the date hereof until the Closing Date, Purchaser shall assure that all representations and warranties of Purchaser set forth in this Agreement and in any schedules attached hereto will also be true and correct in all material respects as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met. In the event that there exists or occurs any condition which would make untrue any representation or warranty herein made by Purchaser, Purchaser shall promptly give Seller notice of the existence or occurrence of such condition; provided, however, no such notice shall relieve Purchaser of its obligations hereunder. Purchaser hereby waives compliance by Seller with all bulk sales laws applicable to the transactions under this Agreement, subject to Purchaser's right of indemnity pursuant to Section 9.1 hereof.


6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject, at Purchaser's option, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     6.1 Representations and Warranties; Covenants; Changes. All representations and warranties of Seller contained in this Agreement or in any document delivered at the Closing shall be true in all material respects at and as of the Closing Date as though made at and as of such time, and Seller shall have performed and complied with all covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date; and Purchaser shall have received certificates of an officer of Seller dated the Closing Date, to that effect. Purchaser shall not have become aware of any fact of which Purchaser had no knowledge as of the date of this Agreement which, in the reasonable judgment of Purchaser, has or is expected to have, individually or collectively, a material adverse effect on the financial condition, business, assets, liabilities, net assets, properties, licenses, franchises, results of operations, value or prospects of the Business.

     6.2 Opinion of Counsel to Seller. Purchaser shall have received a favorable opinion of Carr, Tabb and Pope, and Gorman and Matthew, P.A., counsel to Seller, substantially in the form of Exhibit C attached hereto.

     6.3 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or clearly indicated on or before the Closing Date.

     6.4 Consents. All material consents, waivers, approvals, licenses and authorizations of third parties (including without limitation customers if required), and of governmental authorities, if any, and all amendments or modifications to existing material agreements with third parties, required to consummate the transactions contemplated hereunder and to transfer to Purchaser without impairment the Acquired Assets shall have been obtained and shall be reasonably satisfactory in form and substance to Purchaser. The foregoing covenant shall not apply to the consent of any customer which Seller has not obtained following a best efforts attempt to obtain consent in writing. Seller shall have received, in form and substance satisfactory to Purchaser, all documents and releases related to Seller's agreements with Tim Dutcher, the Covenant Not To Compete and the Barnett Bank of Tallahassee.

     6.5 Condition of Assets. The Acquired Assets shall not have been materially and adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God.

     6.6 Certain Written Agreements. Purchaser shall have received from each Substantial Shareholder a Non Compete Agreement. Seller shall not have, by action or omission, impaired the assignability of the benefits of Seller's Covenant Not To Compete with the Covenantors. Seller shall have received from each leased employee listed on Schedule 4.6 a Severance Agreement in the form of Exhibit L. Purchaser shall have received from API a Guaranty in the Form of Exhibit E (the "Shareholder Guaranty") guaranteeing the performance of Seller's obligations under this Agreement.

     6.7 Incumbency Certificate. Purchaser shall have received an incumbency certificate dated the Closing Date certifying the incumbency of each officer of Seller who has signed this Agreement or any instrument delivered in connection with this Agreement, which certificate shall contain specimens of the signatures of each of the officers whose incumbency is certified.

     6.8 Warehousing Agreement. Purchaser and API shall have entered into a warehousing agreement in the form of Exhibit F
(the "Warehousing Agreement") for the Madison, Florida, warehouse.

     6.9 Other Deliveries. Purchaser shall have received in form and substance reasonably satisfactory to Purchaser all other deliveries required to be delivered to Purchaser at the Closing as specified in Section 8.3 of this Agreement.


7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject, at Seller's option, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     7.1 Representations and Warranties; Covenants. All representations and warranties of Purchaser contained in this Agreement or in any document delivered at Closing shall be true in all material respects at and as of the Closing Date as though made at and as of such time, and Purchaser shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date; and Seller shall have received Certificates of an officer of Purchaser, dated the Closing Date, to that effect.

     7.2 Opinion of Counsel to Purchaser. Seller shall have received a favorable opinion of Leonard M. Patterson, counsel to Purchaser, substantially in the form of Exhibit K attached hereto.

     7.3 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or clearly indicated on or before the Closing Date.

     7.4 Consents. All material consents, waivers, approvals, licenses and authorizations of third parties (including without limitation customers if required), and of governmental authorities, if any, and all amendments or modifications to existing material agreements with third parties, required to consummate the transactions contemplated hereunder and to transfer to Purchaser without impairment the Acquired Assets shall have been obtained and shall be reasonably satisfactory in form and substance to Seller. Seller shall have received, in form and substance satisfactory to Seller, all documents and releases related to Purchaser's agreements with Tim Dutcher, the Covenant Not To Compete and the Barnett Bank of Tallahassee. Seller shall have received from each leased employee listed on
Schedule 4.6 a Severance Agreement in the form of Exhibit L.

     7.5 Incumbency Certificate. Seller shall have received an incumbency certificate dated the Closing Date certifying the incumbency of each officer of Purchaser who has signed this Agreement or any instrument delivered in connection with this Agreement, which certificate shall contain specimens of the signatures of each of the officers whose incumbency is certified.

     7.6 Other Deliveries. Seller shall have received in form and substance reasonably satisfactory to Seller all other deliveries required to be delivered to Seller at the Closing as specified in Section 8.4 of this Agreement.


8.   CLOSING

     8.1 Closing Date. The closing of the purchase and sale of the Acquired Assets (the "Closing") shall take place at the offices of Purchaser, Aliso Viejo, California, effective on January 28, 1994 (the "Closing Date") at 12:01 a.m., or at such other time and place prior to February 2, 1994 as the parties may agree.

     8.2 Right of Termination. This Agreement may be terminated and the proposed transaction abandoned at any time prior to the Closing by notice given as provided below in Section
10.3:

            (a)  by mutual consent of the parties;

            (b) by either party if a condition to that party's obligations pursuant to this Agreement shall not have been satisfied at or prior to the Closing in accordance with the terms of this Agreement; or

            (c) by either party if the Closing shall not have taken place within four (4) business days of the date of this Agreement.

Nothing in this Section 8.2 shall excuse a party from exercising good faith and its reasonable best efforts toward the satisfaction of the conditions to such party's obligations under this Agreement. Termination of this Agreement shall not adversely affect any rights or remedies of either party hereunder, and the terms and conditions of the Confidentiality Agreement dated September 13, 1993, shall survive any such termination.

     8.3 Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

            (a) An executed counterpart Instrument of Assignment and Assumption in the form of Exhibit A, for all of the Acquired
Assets other than Inventory and Fixed Assets;

            (b)  An executed Bill of Sale in the form of Exhibit
B, for the Inventory and Fixed Assets;

            (c) The opinion of counsel to Seller in the form of Exhibit C;

            (d) Certified resolutions of the shareholders and board of directors of Seller authorizing consummation of the transactions contemplated by this Agreement;

            (e)  Officers' certificate in the form of Exhibit D;

            (f)  Consents and approvals set forth in the
Disclosure Schedule;

            (g) Charter and Good Standing Certificate of Seller and API certified by the Florida Secretary of State;

            (h)  Shareholder Guaranty in the form of Exhibit E;

            (i)  Incumbency Certificate;

            (j) Evidence that Seller has paid and discharged certain federal taxes as described in Section 4.11;

            (k)  Warehousing Agreement in the form of Exhibit F;

            (l) UCC termination statements or amendments releasing any liens of record affecting the Acquired Assets; and

            (m)  Non Compete Agreements in the form of Exhibits
G, H, I and M executed by the Substantial Shareholders of Seller in accordance with Section 1.7.

Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Purchaser into full possession and enjoyment of all the Acquired Assets to be conveyed and transferred by this Agreement.

     8.4 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller the following instruments and documents:

            (a) Wire transfer, cashier's check or bank draft in the amount of the Closing Payment;

            (b) An executed counterpart of an Instrument of Assignment and Assumption in the form executed by Seller; and

            (c)  Officer's certificate in the form of Exhibit J.

            (d) The opinion of counsel to Purchaser in the form of Exhibit K;

            (e) Certified resolutions of the board of directors of Purchaser authorizing consummation of the transactions contemplated by this Agreement;

            (f)  Charter and Good Standing Certificate of
Purchaser certified by the Delaware Secretary of State;

            (g)  Incumbency Certificate;

            (h)  Warehousing Agreement in the form of Exhibit F.


9.   POST CLOSING AGREEMENTS

     9.1    Indemnification by Seller.

            (a) Subject to the provisions of Section 9.4, Seller agrees to defend, indemnify and hold Purchaser and each of its subsidiaries, affiliates and parent companies and the respective officers, directors and employees of Purchaser and such subsidiaries, affiliates and parent companies (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, obligations, damages, losses, claims, demands, recoveries, deficiencies, costs or expenses (including, without limitation, interest, penalties, additions to tax and reasonable attorneys' fees and expenses) connected with, resulting from or arising out of any of the following:

                 (i) any untruth or error in or breach of any representation or warranty contained in this Agreement or in any schedule included in the Disclosure Schedule and any certificate, exhibit or other instrument delivered by Seller at the Closing of the transactions under this Agreement;

                 (ii)   any failure by Seller to perform, carry
                        out or comply with its obligations under this Agreement, including the exhibits hereto;

                 (iii)  any and all Retained Liabilities and
                        other debts, liabilities or obligations
                        of Seller, direct or indirect, fixed,
                        contingent or otherwise, whether existing at or as of the Closing Date or which arise after the Closing Date, but which are based upon or arise from any act, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable, except as otherwise specifically provided herein;

                 (iv)   any brokers fees claimed by Quest Capital
                        Corp.;

                 (v)    failure of Seller to comply with any
                        applicable bulk sales law in connection
                        with the transactions contemplated by
                        this Agreement;

                 (vi)   actions or decisions, directly or
                        indirectly affecting the employment of
                        employees or former employees of Seller, that are implemented by Seller either (a) in connection with, incident to or as a result of the sale, or (b) prior to or including the Closing Date;

                 (vii)  any employment termination, layoff or
                        reduction in hours occurring in
                        connection with, incident to or as a
                        result of, the sale, or prior to or
                        including the Closing Date affecting
                        employees, or former employees, of
                        Seller;

                 (viii) any decisions or actions taken or
                        implemented by Seller affecting
                        employees, or former employees, of
                        Seller, in connection with, incident to
                        or as a result of Seller's agreement or
                        dealings with any labor organizations or employees;

                 (ix)   any liability of Seller pursuant to the
                        Multiemployer Pension Plan Amendment Act of 1980, as amended.

                 (x)    [----]


(such matters listed in clauses (i) through (x) above being herein referred to collectively as "Claims" and singly as "Claim"). Notwithstanding anything herein to the contrary, no Claim shall consist of any matter described in Section 9.4. Any such Claim shall be adjusted to take into account any tax benefit to, or tax burden on, the Indemnified Parties incident to the matter giving rise to such Claim or to the indemnification payment hereunder.


            (b) If the Indemnified Parties shall incur or receive notice of the existence of any Claim (liquidated or unliquidated, accrued or contingent), Purchaser shall promptly give written notice thereof to Seller. Purchaser shall furnish to Seller in reasonable detail such information as Indemnified Parties may have with respect thereto (including in any lawsuit, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that no failure or delay by Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller to indemnify and hold the Indemnified Parties harmless, except to the extent that such failure or delay shall have materially prejudiced Seller's ability to defend against, settle or satisfy such Claim.

            (c)  The right of indemnification contained in this
Section 9.1 with respect to any Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                 (i)    Except for matters involving the
                        Indemnified Parties' tax filings, Seller, at its expense, shall have the right to pay, compromise, settle or otherwise dispose of any such Claims. Unless Purchaser otherwise agrees, however, no such settlement shall limit, restrict or otherwise affect the right of any of the Indemnified Parties to carry on or conduct its business (then or in the future), or require any payment to be made by any of the Indemnified Parties (except as may be paid or reimbursed by Seller), or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which any of the Indemnified Parties carries on or conducts its business (then or in the future). In addition, no settlement shall be entered into which does not include the delivery by the settling third party of a full and final release of the Indemnified Parties from all liability in respect of such Claim.

                 (ii)   Except for matters involving the
                        Indemnified Parties' tax filings, Seller, at its expense, shall be entitled to participate in and to the extent they wish, to direct the defense (including the selection of counsel reasonably satisfactory to Purchaser) of any such Claims. Purchaser shall at all times have the right to participate in the defense of any Claim and to employ its own counsel, but the fees and expenses of such counsel shall be Purchaser's own expense unless the employment of such counsel shall have been authorized by Seller in connection with the defense of any such Claims, or unless and so long as Seller shall not have employed counsel to have charge of the defense of any such Claims within a reasonable period after notice thereof, in either of which events such fees and expenses shall be borne by Seller.

                 (iii)  Notwithstanding anything in this Section
                        9.1 to the contrary, if there is a
                        reasonable probability that any of the
                        Claims may materially and adversely
                        affect Purchaser or any of the other
                        Indemnified Parties, other than as a
                        result of money damages or other money
                        payments, Purchaser or such other
                        Indemnified Party shall have the right,
                        at its own cost and expense, to defend,
                        compromise or settle such Claim,
                        provided, that Seller shall not be liable for any payment in settlement of such Claim without its prior consent and shall be reimbursed for any payment Seller has made to Purchaser pursuant to Section
                        9.10 or otherwise incurred in connection with such Claim.

                 (iv) No Claim hereunder shall give rise to a right of indemnification unless and until the total value of all Claims shall exceed the aggregate amount of $10,000 whereupon Purchaser may seek indemnity for each and every Claim, including those Claims comprising the initial $10,000 thereof. Seller's indemnity hereunder is limited to a maximum aggregate amount of $1,250,000; provided, however, no indemnity for any Claim under Section 9.1(a)(x) shall be applied against this limit, nor shall this limit affect any indemnity for any Claim under Section 9.1(a)(x).





     9.2    Indemnification by Purchaser.

            (a) Purchaser agrees to defend, indemnify and hold Seller and each of its subsidiaries, affiliates and parent companies and the respective officers, directors and employees of Seller and such subsidiaries, affiliates and parent companies (collectively, the "Purchaser-Indemnified Parties") harmless from and against any and all liabilities, obligations, damages, losses, claims, demands, recoveries, deficiencies, costs or expenses (including, without limitation, interest, penalties, additions to tax and reasonable attorneys' fees and expenses) connected with, resulting from or arising out of any of the following:

                 (i) any untruth or error in or breach of any representation or warranty contained in this Agreement or in any certificate, exhibit or other instrument delivered by Purchaser at the Closing of the transactions under this Agreement;

                 (ii)   any failure by Purchaser to perform,
                        carry out or comply with the liabilities of the Business expressly assumed by Purchaser in Section 1.3 and its other obligations under this Agreement, including the exhibits hereto;

                 (iii)  any and all debt, liabilities or
                        obligations of Purchaser, direct or
                        indirect, fixed, contingent or otherwise arising out of Purchaser's conduct of the Business following the Closing or the conduct of any other business of Purchaser prior to or after Closing;

                 (iv)   any decisions or actions taken or
                        implemented by Purchaser prior to the
                        Closing affecting Purchaser's business.

(such matters listed in clauses (i) through (iv) above being herein referred to collectively as "Claims" and singly as "Claim"). Any such Claim shall be adjusted to take into account any tax benefit to, or tax burden on, the Purchaser-Indemnified Parties incident to the matter giving rise to such Claim or to the indemnification payment hereunder.

            (b) If the Purchaser-Indemnified Parties shall incur or receive notice of the existence of any Claim (liquidated or unliquidated, accrued or contingent), Seller shall promptly give written notice thereof to Purchaser. Seller shall furnish to Purchaser in reasonable detail such information as Purchaser-Indemnified Parties may have with respect thereto (including in any lawsuit, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that no failure or delay by Seller in the performance of the foregoing shall reduce or otherwise affect the obligation of Purchaser to indemnify and hold the Purchaser-Indemnified Parties harmless, except to the extent that such failure or delay shall have materially prejudiced Purchaser's ability to defend against, settle or satisfy such Claim.

            (c)  The right of indemnification contained in this
Section 9.2 with respect to any Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                 (i)    Except for matters involving the
                        Purchaser-Indemnified Parties' tax
                        filings, Purchaser, at its expense, shall have the right to pay, compromise, settle or otherwise dispose of any such Claims. Unless Seller otherwise agrees, however, no such settlement shall limit, restrict or otherwise affect the right of any of the Purchaser-Indemnified Parties to carry on or conduct its business (then or in the future), or require any payment to be made by any of the Purchaser-Indemnified Parties (except as may be paid or reimbursed by Purchaser), or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which any of the Purchaser-Indemnified Parties carries on or conducts its business (then or in the future). In addition, no settlement shall be entered into which does not include the delivery by the settling third party of a full and final release of the Purchaser-Indemnified Parties from all liability in respect of such Claim.

                 (ii)   Except for matters involving the
                        Purchaser-Indemnified Parties' tax
                        filings, Purchaser, at its expense, shall be entitled to participate in and to the extent they wish, to direct the defense (including the selection of counsel reasonably satisfactory to Seller) of any such Claims. Seller shall at all times have the right to participate in the defense of any Claim and to employ its own counsel, but the fees and expenses of such counsel shall be Seller's own expense unless the employment of such counsel shall have been authorized by Purchaser in connection with the defense of any such Claims, or unless and so long as Purchaser shall not have employed counsel to have charge of the defense of any such Claims within a reasonable period after notice thereof, in either of which events such fees and expenses shall be borne by Purchaser.

                 (iii)  Notwithstanding anything in this Section
                        9.2 to the contrary, if there is a
                        reasonable probability that any of the
                        Claims may materially and adversely
                        affect Seller or any of the other
                        Purchaser-Indemnified Parties, other than as a result of money damages or other money payments, Seller or such other Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, provided, that Purchaser shall not be liable for any payment in settlement of such Claim without its prior consent.

                 (iv) No Claim hereunder shall give rise to a right of indemnification unless and until the total value of all Claims shall exceed the aggregate amount of [----] whereupon Seller may seek indemnity for each and every Claim, including those Claims comprising the initial [----] thereof. Purchaser's indemnity hereunder is limited to a maximum amount of [----].


     9.3    Non Compete Agreement.

            (a) Seller and API will restrict their activities so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Acquired Assets will not be impaired. In furtherance of, but not in limitation of, this general obligation, Seller and API agree that neither Seller nor API will, at any time within the 5-year period immediately following the Closing Date, (i) participate, engage or have any interest in, directly or indirectly, any person, firm, corporation, or business (whether as an investor, employee, officer, director, agent, controlling security holder, creditor, or consultant, or in any other capacity which calls for the rendering of personal services, advice, acts of management, operation or control) which carries on any business or activity, competitive with, similar to, or an outgrowth of, the Business as heretofore engaged in by Seller anywhere in the United States, and Canada and anywhere else in the world, in which Seller did Business prior to the consummation of the transactions hereunder; provided, however, that this restriction shall not apply to Seller's activities pursuant to Section 9.4.

            (b) The parties intend that the covenant contained in Section 9.3(a) shall be construed as a series of separate covenants, one for each separate legal jurisdiction in which such covenant applies. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants included herein, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. Notwithstanding the foregoing, it is the intent and agreement of Purchaser and Seller that these covenants be given the maximum force, effect and application permissible under applicable law.

            (c) During the period specified in Section 9.3(a) of this Agreement, neither Seller nor API shall (i) divulge, communicate, use to the detriment of Purchaser or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the Business, including personnel information, secret processes or processes for which a patent is pending, know-how, computer programs, customer lists, price lists or pricing data, formulas, or other technical data; or (ii) divert or attempt to divert any business of the kind comprising the Business.

            (d) Seller and API have knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of the Business, and Seller and API acknowledge and agree that compliance with the covenants contained in this Section 9.3 is necessary for the protection of the goodwill and other proprietary interests of the Business which Purchaser is acquiring. Seller and API acknowledge and agree that in the event of a breach of such covenants, neither the Purchaser nor any successors or assigns would have an adequate remedy at law, and Purchaser and any successor or assign shall be entitled to injunctive relief in addition to any other remedies which may be available to it hereunder.

     9.4    Product Returns; Defective Product.

            (a) Seller and Purchaser will cooperate in handling Products manufactured prior to the Closing Date which are deemed defective or unsaleable, or returned to Purchaser or Seller by a consumer or former customers of Seller after the Closing Date, as follows:

                 (i)    In the event a previous customer of
                        Seller notifies Purchaser that the
                        customer has SKU's in inventory which
                        exceed [----] levels based upon the
                        customer's seasonally adjusted previous
                        twelve (12) months' sales ("Overstocked
                        Product"), Purchaser and the customer
                        will confer on adjusting inventory
                        distribution of all Overstocked Product
                        among the customer's retail outlets. If the customer nonetheless wishes to receive a credit or reimbursement in respect of the Overstocked Product, Purchaser may credit or reimburse the customer in the amount of the Seller's original net sales price to the customer plus shipping and handling. Seller shall reimburse Purchaser within 21 days of Purchaser's written request for the amount of any credit in excess of [----] in the aggregate given to any single customer in respect of inventory of Overstocked Product. The amount of Seller's reimbursement shall be reduced by the amount of any sales of Product made by Purchaser to the customer following the Closing Date and (in the case of Overstocked Product produced within 18 months of its return) Seller's original acquisition cost of Overstocked Product placed in Purchaser's inventory for resale. Seller's obligation to Purchaser hereunder shall expire with respect to Overstocked Product accepted by Purchaser at 12:01 a.m. on the 181st day after the Closing Date (counting the Closing Date as one day). Purchaser will not disclose to customers the existence of these Overstocked Product reimbursement arrangements. Purchaser grants Seller the right to review all documents in Purchaser's possession related to any customer claim of Overstocked Product for which Purchaser shall seek reimbursement from Seller.


                 (ii)   In the event a consumer or a previous
                        customer of Seller notifies Purchaser
                        within [----] from the Closing Date of
                        defective Product manufactured by [----],
                        Purchaser may issue a refund, or, in the case of a customer, issue a credit, in the amount of the acquisition cost incurred by the consumer or customer, plus applicable stocking, shipping and handling charges. Purchaser will apply to [----] for reimbursement; provided, however, if [----] does not reimburse Purchaser within 21 days of Purchaser's written request, Purchaser will notify Seller of that fact and Seller will reimburse Purchaser within 21 days of notice by Purchaser. Purchaser will be xentitled, pursuant to this subsection
                        (ii), to reimbursement of the amount of
                        all such defective merchandise credits
                        and refunds to the extent that aggregate credits and refunds for defective merchandise manufactured by [----] have then exceeded [----].

                 (iii)  With respect to defective Product
                        manufactured by [----] other than such
                        Product returned by customers or
                        consumers, Purchaser will apply to [----] for reimbursement; provided, however, if [----] does not reimburse Purchaser within 21 days of Purchaser's written request, Seller shall refund to Purchaser within 21 days of notice by Purchaser, all costs of acquiring, shipping and handling defective Product manufactured by [----] and included in Purchaser's inventory.

            (b) Purchaser shall accept and place into inventory all Overstocked Product produced within [----] prior to its return. Seller shall arrange for the lawful disposal of all other Product returned pursuant to this Section 9.4 or included in the Excluded Inventory not purchased by Purchaser hereunder. Seller may close-out Excluded Inventory and dated Overstocked Product through industrial or institutional sales channels only, or Seller may donate Excluded Inventory and dated Overstocked Product for charitable purposes free-of-charge. Defective Product, shall be shipped at Seller's cost to [----] or such other location designated by Seller, and shall be lawfully destroyed.

            (c) Any reimbursement due to Purchaser from Seller under Section 9.4 shall first be offset by Purchaser against any remaining amount of the Six-month Holdback, and only after the depletion of the Six-month Holdback shall Purchaser make a claim of indemnity therefor against Seller.

            (d) Any and all claims, liabilities, potential liabilities, or obligations arising out of or based upon claims of negligence, breach of warranty, consumer product labeling violation, product liability, or product returns for defective or Overstocked Product in respect of Products manufactured by any manufacturer other than [----] before or after the Closing shall be the sole responsibility of Purchaser.

     9.5    Right of Offset; Sales in Excess of Forecast.

            (a) Either party's obligation to pay to the other party any amounts owing under this Agreement, or any other agreement delivered pursuant to this Agreement, is in each case subject to any right of offset which such party may have against the other. Without limiting the foregoing, such right of offset shall apply to the amount of the Six-month Holdback.

            (b) In the event Seller's sales during the period from December 1, 1993 to the Closing Date exceed [----], Seller shall promptly credit all or any portion of the amount of such difference to Seller's accounts receivable identified by Purchaser. Seller shall give to Purchaser the right to rebill such balance. Purchaser shall reimburse Seller the amount of Seller's acquisition cost of the corresponding Product. In the event Purchaser does not choose to accept and rebill accounts in the total amount of such difference, Purchaser may make a Claim for indemnity in the amount of the difference between unaccepted accounts receivable and Seller's cost of such Product.

     9.6    Transition Assistance.

            (a) Immediately following the Closing, Seller shall supply to Purchaser duplicate copies of letters addressed to customers advising them of the sale, signed by an officer of Seller, in a form prepared by Purchaser and reasonably satisfactory to Seller. Purchaser shall receive a sufficient quantity of such executed letters on Seller's stationery, together with Seller's envelopes and three sets of self-adhesive pre-addressed customer labels, including name and address, to enable Purchaser to mail the letters to all customers immediately following the Closing.

            (b) For a period of ninety (90) days following the Closing Date, Seller agrees to use best efforts to retain the services of Bret Buhler and Ken Ellis, and for a period of up to sixty (60) days, as requested by Purchaser as set forth below, following the Closing Date, Seller agrees to use best efforts to retain the services of Dean Hill. As requested by Purchaser, Seller shall make available to Purchaser during such ninety (90) day period the services of either Ken Ellis or Bret Buhler, as may reasonably be requested by Seller upon reasonable advance notice, for up to fifteen (15) days. In addition, Seller shall make available to Purchaser during such sixty (60) day period the services of Dean Hill on a full-time basis during the initial thirty (30) days of such period and thereafter, Seller shall make available to Purchaser the services of Mr. Hill on a full-time basis for individual periods of five (5) working days each, subject to termination by Purchaser upon fourteen (14) days' advance notice. Purchaser shall be under no obligation to reimburse Seller for any costs of salary, vacation or other benefits for the services of Messrs. Ellis and Buhler. Purchaser shall pay Seller for the services of Dean Hill the aggregate amount of $2,500 for five (5) working days of service and no other costs of salary, vacation or other benefits. Payment shall be made to Seller, when due to Seller's employee leasing company. Expense reimbursement shall be in accordance with Purchaser's policies and agreed to in advance. Seller shall also make available to Purchaser free-of-charge during such period office space and copies, telephones and other equipment at Seller's offices in Tallahassee, Florida for use by Seller's employees and any leased employees of Seller providing transition assistance to Purchaser. Purchaser shall reimburse Seller for the actual cost of Purchaser's long distance telephone, copying and facsimile charges. All other charges will be agreed in advance.

            (c) Through July 1, 1994, Seller hereby grants to Purchaser the right to manufacture product and use labels included in the Acquired Assets and bearing Seller's address, phone numbers, trademarks and other identifying information. Seller shall cooperate with Purchaser, referring to Purchaser's attention all correspondence and other inquiries made to Purchaser. At Closing, Seller will assign to Purchaser, at Purchaser's cost, Seller's 800 telephone number.

     9.7 Hired Employees. On the Closing Date, Purchaser shall offer employment to Dan Solway (Western Regional Manager), Ken Miller (Eastern Regional Manager), and Debby Cusack (Customer Service) for a minimum of 180 days from the Closing Date. If any of these employees voluntarily resigns during or refuses any requested relocation during such 180 day period, compensation and benefits shall be discontinued immediately. In the event Purchaser requires an employee to relocate, the employee shall be eligible for Purchaser's Employee Relocation Program. Nothing herein shall be construed to restrict Purchaser from making offers of employment on or after the Closing Date to Seller's leased employees not designated herein by Purchaser. Any employee of the Business offered a position with Purchaser who accepts such offer shall be deemed a "Hired Employee." Seller will cause its employee leasing Company to terminate the employment of all Hired Employees of the Business, effective as of 12:01 a.m. on the Closing Date, and will give such notices and perform such other obligations as may be required in connection therewith and the transactions contemplated by this Agreement.
It is understood and agreed that employment by, or an offer of employment to, Seller's leased employees by Purchaser shall not constitute any commitment, contract, obligation or understanding (express or implied) on the part of Purchaser to a post-Closing Date employment relationship of any fixed term or duration in excess of 180 days or to any terms or conditions other than those Purchaser may establish. Subject to Purchaser's obligation to employ the above-designated individuals for a term of 180 days, any employment with Purchaser may be terminated by Purchaser at any time for any reason. Purchaser agrees to provide benefits to all Hired Employees after the Closing Date in accordance with its medical and other benefit plans.

     9.8 Sales, Use and Transfer Taxes. All applicable state and local sales, use and transfer taxes, filing and recording fees, and other similar expenses payable in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall prepare and file all appropriate returns and reports.

     9.9    Further Assurances; Access to Books and Records.

            (a) Seller, at any time after the Closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Purchaser and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all of the Acquired Assets. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name.

            (b)  If requested by Seller, for a period of seven
(7) years following the Closing Date, Purchaser shall preserve all books and records acquired hereunder as Seller may reasonably request and give Seller access at Purchaser's location to all books and records included in the Acquired Assets.





     9.10   [----]









     9.11   [----]










            [----]



10.  MISCELLANEOUS

     10.1 Fees and Expenses. Each party hereto shall pay all of its expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of its counsel, accountants and other experts.

     10.2 Survival of Representations. The representations and warranties of the parties contained in this Agreement and in any certificate delivered or to be delivered pursuant to this Agreement and in connection with the consummation of the transactions contemplated hereby shall survive the Closing for a period of two (2) years from the Closing Date.

     10.3 Notices. All notices, consents or other communications shall be in writing, and shall be deemed to have been duly given when delivered personally or by messenger, or when mailed by registered or certified mail, return receipt re-quested, postage prepaid, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

     If to Purchaser:

            Armor All Products Corporation
            6 Liberty
            Aliso Viejo, CA  92656
                        Attn:  Office of the President

            with a copy to:
                 McKesson Corporation
                 One Post Street
                 San Francisco, CA  94104
                        Attn:  Vice President & General Counsel

     If to Seller:

                 Agri-Products, Inc.
                 P.O. Box 12728
                 Tallahassee, FL  32317
                        Attn:  Ken Ellis

            with a copy to:
                 Judy Tabb, Esq.
                 Carr, Tabb & Pope
                 1355 Peachtree, Suite 2000
                 Atlanta, GA  30309

     10.4 Successors and Assigns. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the "Permitted Assigns" (as hereafter defined) of the parties; but nothing in this Agreement, express or implied, is intended to confer on any party the right to assign its rights or obligations hereunder before Closing, which assignment (by operation of law or otherwise) is prohibited. "Permitted Assigns" shall include any entity controlled by, or under common control with, any such party. Notwithstanding the foregoing, the covenants and agreements set forth in Section 9.3 are freely assignable by Purchaser without the consent of Seller and shall inure to the benefit of Purchaser's successors and assigns.

     10.5 No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

     10.6 Amendments, Supplements, Waivers. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by authorized officers of all parties in the case of an amendment or supplement and by the waiving party in the case of a waiver.

     10.7 Recovery of Litigation Costs. In any legal action or any arbitration or other proceeding arising out of or related to, or for the enforcement of this Agreement, or misrepresentation in connection with this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     10.8 Entire Agreement. Except for the Confidentiality Agreement dated September 13, 1993 which shall survive until the Closing, this Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters, including, without limitation, the Letter Agreement between the parties dated December 15, 1993, as amended.

     10.9 Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

     10.10 Publicity. All publicity relating to this Agreement and the transactions contemplated hereby shall be released jointly with the approval of each of the parties hereto, except as otherwise required by applicable law or regulation.

     10.11  Counterparts.    This Agreement may be executed
concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12  Governing Law.

            (a) This Agreement shall be construed in accordance with the internal laws of the State of California, without regard to conflict of laws principles.

            (b) Any dispute arising out of or related to this Agreement which is related to the Intellectual Property, or any action to enforce, defend or determine any rights or obligations related to the Intellectual Property under this Agreement, shall be litigated exclusively in the state or federal court located in Memphis, Tennessee. The parties expressly waive any right to a jury trial in such litigation. The parties hereto consent to the jurisdiction, and waive any right to object to that venue.

            (c) Any controversy or claim not related to the Intellectual Property arising out of or relating to this Agreement or any action to enforce, defend or determine any rights or obligations not related to the Intellectual Property under this Agreement shall be settled by arbitration. The arbitration shall be conducted by a panel of three arbitrators, one of which shall be selected by Seller, a second by Purchaser and the third of which shall be selected by the two arbitrators selected by the parties. The arbitration shall be held in Memphis, Tennessee, and conducted in accordance with the then obtaining Rules of the American Arbitration Association. This Agreement shall be enforceable and judgment upon any award
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rendered by all or a majority of the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



ARMOR ALL PRODUCTS CORPORATION


By /s/ Mervyn J. McCulloch
Title: Exec. Vice President and
       Chief Financial Officer




AGRI-PRODUCTS SPECIAL MARKETS, INC.


By  /s/ Kenneth L. Ellis
Title:  President